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CONTACTS:  Thomas C. Tekulve
           Chief Financial Officer
           (714) 758-4381

           Gary S. Maier/Roger S. Pondel
           Pondel Parsons & Wilkinson
           (310) 207-9300

                                                           FOR IMMEDIATE RELEASE


        SAFEGUARD HEALTH ENTERPRISES, INC. COMPLETES PRIVATE PLACEMENT

Anaheim, California - October 7, 1997 - SafeGuard Health Enterprises, Inc. (NASDAQ-NMS:SFGD) today announced that it has completed a private placement of $32.5 million in long-term debt consisting of 8-year senior notes. The transaction was managed by SBC Warburg Dillon Read Inc.

Steven J. Baileys, D.D.S., chairman and chief executive officer, stated, "The private placement enables the company to eliminate its existing term credit agreement and replace the company's other long-term debt at a more favorable interest rate."

SafeGuard is a multifaceted specialized health care marketing company providing benefits to over 1,157,000 members in 27 states and the District of Columbia. The company offers a variety of managed and indemnity dental care programs, as well as vision and life insurance products. In addition, SafeGuard provides administrative and preferred provider organization services. SafeGuard contracts with more than 4,900 client organizations and provides benefits through nearly 14,000 contracting providers. The company's sales force sells its various products through a network of independent brokers, agents and consultants.